Exhibit 99.1

INmune Bio Inc. to Present at Advances in Immuno-Oncology USA Congress and at World Immunotherapy Congress in October

LA JOLLA, Calif., Oct. 08, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that RJ Tesi, M.D., Co-Founder and CEO, will present at the 2nd Annual Advances in Immuno-Oncology USA Congress in San Diego taking place on Oct. 8 and Oct. 9. Dr. Tesi and CJ Barnum, Ph.D., Director of Neuroscience, will also present at the World Immunotherapy Congress taking place in Basel, Switzerland from Oct. 15 through 17.

“The immuno-oncology field is rapidly growing, and emerging new therapies are at the center of attention,” said Dr. Tesi. “With 30% of breast cancer patients being HER2+, trastuzumab has made significant strides in the treatment of breast cancer. Yet, many HER2+ breast cancer patients have shown resistance to the drug. In my presentation during the Advances in Immuno-Oncology USA Congress, I will address one of the reasons for the resistance – specifically the presence of the MUC4 biomarker – and how we may be able to use a soluble TNF inhibitor, such as our drug candidate INB03, to increase the efficacy of trastuzumab in those women who have shown resistance.”

Advances in Immuno-Oncology USA Congress brings together global pharmaceutical organizations, leading biotech companies and presents a unique chance to connect scientists on the latest innovations in immuno-oncology therapy development, research and more.

“Our approach to treating patients with Alzheimer's disease is focused on targeting the root of the disease, chronic inflammation and how we can leverage biomarkers,” said Dr. Barnum. “It’s an honor to have the opportunity to present alongside some of the most prominent leaders in the immunotherapy community to approach the field from a non-oncology perspective.”

The World Immunotherapy Congress is one of four conferences coordinated by the Festival of Biologics. The vision of the World Immunotherapy Congress is to bring together the full community and provide a single meeting point for where science meets business to make immunotherapy the cornerstone of the fight against cancer and other diseases.

Details on each speaking engagement can be found below:

Advances in Immuno-Oncology USA Congress:
Tuesday, October 8 at 5:20 p.m.
“Targeting Soluble TNF To Reverse Trastuzumab Resistance”
Dr. Tesi will address trastuzumab resistance in breast cancer patients due to the presence of MUC4, and the role of soluble TNF in MUC4 expression in HER2+ breast cancer. He will discuss how using INB03 as part of combination therapy may have positive effects in reversing trastuzumab resistance.

Wednesday, October 9 at 8:00 a.m.
“Alternative Therapeutic Strategies Beyond Checkpoint Inhibitors”
Serving as a moderator, Dr. Tesi will lead a table discussion of notable company spokespeople, covering the latest advances in immunotherapy.

World Immunotherapy Congress:
Tuesday, October 15 at 3:10 p.m.
“Targeting Protector Cells of the TME to Improve Efficacy of Immunotherapy”
Dr. Tesi will lead a discussion around “protector cells” of the TME and how they promote resistance to immunotherapy, and how eliminating MDSC and TAM will improve response to therapy. He will also discuss how INmune’s drug, INB03 targets sTNF as an effective strategy for eliminating MDSC and TAM.

The “Tumor microenvironment” session of the conference will be chaired by Dr. Tesi.

Wednesday, October 16 at 4:40 p.m.
“Approaching Alzheimer’s disease as an immunological disease: role of biomarkers”
Dr. Barnum will discuss how innate immune regulation causes chronic inflammation and development of Alzheimer’s disease, and how approaching AD as an immunological disease changes the clinical strategy, especially when developing biomarkers.

Dr. Barnum will also chair the “Immunotherapy for non-oncology” session of the conference.

About INmune Bio, Inc.
INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid-derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INBO3, XPro1595, INKmune and NeuLiv are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Media Contact:
Antenna Group
Holly Dugan
(201) 465-8019
INmuneBio@AntennaGroup.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto / Scott Eckstein
PH: (212) 896-1254 / (212) 896-1210
INmune@KCSA.com